[PETERS ELWORTHY & MOORE LETTERHEAD]
                               Salisbury House, Station Road
                                 Cambridge CB1 2LA England

Noise Cancellation Technologies, Inc.          Our Ref:  PRC/J/5799
1025 West Nursery Road, Suite 120              Date:     31 March 1998
Linthicum, MD  21090-1203  USA

Dear Sirs

Noise Cancellation Technologies (UK) Limited

We consent to the incorporation of our opinion on the financial statements of Noise Cancellation Technologies (UK) Limited as of December 31, 1995 and for the year ended December 31, 1995, which report is included in the Annual Report on Form 10-K.

Yours faithfully

/s/  PETERS ELWORTHY & MOORE

Noise Cancellation Technologies (UK) Limited
Auditors Report to the Members

We have audited the financial statements on pages 6 to 17 which have been prepared under the historical cost convention.

Respective Responsibilities of Directors and Auditors

As described on page 3 the Company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of Opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the fiancial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether cause by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Fundamental Uncertainty

In forming our opinion we have considered the adequacy of the disclosures made in the financial statements concerning the basis of preparation. The financial statements have been prepared on a going concern basis and the validity of this depends on the Company's ability to meet its liabilities as they fall due. The financial statements do not include any adjustments that would result from a failure to continue to meet its liabilities. Details of the circumstance relating to this fundamental uncertainty are described in note 1. Our opion is not qualified in this respect. Opinion

In our opinion the financial statements give a true and fair view of the state of the Comapny's affairs at 31 December 1995 and of its profit and cashflows for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

/x/ PETERS ELWORTHY & MOORE
Chartered Accountants and
Registered Auditor

Cambridge
7 March 1996